Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF THE RESTATED
CERTIFICATE OF INCORPORATION
OF
VSE CORPORATION

VSE Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:     The Restated Certificate of Incorporation of VSE Corporation dated as of March 11, 1996 (the “Certificate of Incorporation”) is duly amended by deleted therefrom the current Article FOURTH, in its entirety and inserting in substitution thereof a new Article FOURTH, as follows:

FOURTH: The total number of shares of capital stock at the Corporation shall have authority to issue is Forty-Four Million (44,000,000) shares of common stock having a par value of $0.05 per share.

SECOND: The directors of the Corporation adopted resolutions which set forth the foregoing amendment, declared that this amendment is advisable and directed that this amendment be submitted for action by the Corporation's stockholders.

THIRD: The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, VSE Corporation has caused this Certificate of Amendment to be executed by its duly authorized President, Chief Executive Officer and Secretary in accordance with Section 103(a)(2) of the General Corporation Law of the State of Delaware.

DATED: MAY 8, 2025        VSE CORPORATION

                    By:     /s/ John A. Cuomo
                    Name: John A. Cuomo
                    Title:      Chief Executive Officer and President

ATTEST:

/s/ Tobi B. Lebowitz
Tobi B. Lebowitz, Chief Legal Officer
And Corporate Secretary